Exhibit 99.5

November 22, 2013

EXCO RESOURCES, INC.
12377 Merit Drive
Suite 1700, LB 82
Dallas, Texas  75251

Re:           Exercise Commitment for Rights Offering

Ladies and Gentlemen:

Reference is made to the proposed distribution by EXCO Resources, Inc. (the “Company”) to holders of shares of common stock, par value $0.001 per share, of the Company (“Shares”), of transferable rights (“Rights”) to subscribe for and purchase new Shares at a subscription price of $5.00 per Share (the “Subscription Price”) for an aggregate offering amount of approximately $273 million (the “Rights Offering”).  Pursuant to the Rights Offering, (i) one Right will be distributed for every four Shares held by the shareholder as of the record date for the Rights Offering, and each Right will entitle the holder thereof to purchase one new Share from the Company at the Subscription Price (the “Basic Subscription Privilege”), and (ii) each holder of Rights who exercises its Basic Subscription Privilege in full will be entitled to subscribe for, at the Subscription Price, any Shares not purchased by the Company’s shareholders upon the exercise of Rights pursuant to the Basic Subscription Privilege (and in the event that such over-subscription requests exceed the number of Shares which were not purchased pursuant to the Basic Subscription Privilege, the Company will allocate the available Shares pro rata amongst such requesting shareholders in proportion to the number of Shares each of them owned on the record date, relative to the number of Shares owned on the record date by all such requesting shareholders) (the “Over-Subscription Privilege”).

In order to facilitate the Rights Offering, the Company has requested that the undersigned affiliates of WL Ross & Co. LLC (collectively, “WLR”) agree, and WLR hereby agrees, subject to the terms and conditions of this letter agreement, that it will (i) exercise in full its Basic Subscription Privilege and (ii) exercise in full its Over-Subscription Privilege to acquire all of the available Shares; provided, however, that in exercising its Over-Subscription Privilege, WLR shall not be required to acquire an amount of Shares exceeding the lesser of (a) 100% of the Shares which were not purchased by other shareholders pursuant to the exercise of their Basic Subscription Privilege (such Shares, the “Unsubscribed Shares”) and (b) an amount of Unsubscribed Shares which, taken together with the Shares acquired by WLR pursuant to the Basic Subscription Privilege, is equal to 50% of the total amount of Shares offered in the Rights Offering; and provided, further, that such percentage and amount may be reduced by mutual agreement of the Company and WLR in the event that a person who is currently a shareholder of the Company provides an exercise commitment in connection with the Rights Offering.  For the avoidance of doubt, all Shares purchased by WLR pursuant to this letter agreement shall be acquired from the Company at the Subscription Price.

WLR’s obligation to acquire shares in the Rights Offering is subject to the following terms and conditions:

1.
WLR and the Company enter into a Rights Exercise Agreement, a Registration Rights Agreement and such other agreements as they may each reasonably determine in their sole discretion, which agreements shall contain customary terms and conditions, including, without limitation, customary representations and warranties, closing conditions, covenants of the Company, indemnification provisions and registration rights of WLR (collectively, the “Rights Agreements”).

2.
WLR may unilaterally terminate this letter agreement if (i) a registration statement on Form S-3 (the “Registration Statement”) to register the Shares to be issued in the Rights Offering is not filed with the U.S. Securities and Exchange Commission (the "SEC") by December 31, 2013, (ii) WLR and the Company have not entered into mutually agreeable Rights Agreements by December 31, 2013, (iii) the Rights Offering is not completed by March 31, 2014, (iv) WLR’s acquisition of Shares pursuant to this letter agreement is not completed by April 7, 2014 or (v) there shall have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, that, as determined by WLR acting reasonably, is material and adverse and that makes it, in the reasonable determination of WLR, impracticable to proceed with the Rights Offering.  In addition, each of the Company and WLR shall have the unilateral right to terminate this letter agreement if (a) any governmental entity has issued any judgment, injunction, decree or other legal restraint or has otherwise taken any action prohibiting the Rights Offering or the acquisition of Shares by WLR pursuant to this letter agreement or the transactions contemplated in connection therewith, (b) a stop order has been issued on the Registration Statement or there has been a suspension of trading in the Company’s common stock or trading in securities generally on the New York Stock Exchange or (c) the other party is in breach of, or has failed to comply with, any of its representations, warranties or covenants in this letter agreement, and such breach or failure to comply has not been cured within 15 days of receipt of notice thereof.

3.	The Company shall not, without the prior written consent of WLR, amend, terminate or waive any material terms of the Rights Offering.

The Company shall use (i) reasonable best efforts to set the record date for the Rights Offering to be as soon as practicable, (ii) reasonable best efforts to file the Registration Statement and complete the Rights Offering as promptly as practicable and (iii) best efforts to file within ten business days following the closing of the Rights Offering a registration statement with the SEC providing for the offer and sale of all Shares held by WLR to the public, from time to time, on a delayed or continuous basis, and cause such registration statement to be declared effective by the SEC as promptly as practicable.

Each of the Company and WLR hereby represents and warrants to the other that (a) it has all corporate power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary corporate action by it, and (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement.

Notwithstanding anything that may be expressed or implied in this letter agreement, the Company, by its acceptance of the benefits hereof, covenants, agrees and acknowledges for itself and its subsidiaries that no person other than WLR and its successors and permitted assigns shall have any obligation hereunder or in connection with the transactions contemplated hereby and that no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, representative or successor or assignee of WLR or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, representative or successor or assignee of the foregoing (such persons, collectively, but excluding WLR itself, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of WLR under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

This letter agreement may not be amended or otherwise modified without the prior written consent of the Company and WLR.  Neither party may assign any of its rights or obligations under this letter agreement to any person without the prior written consent of the other party; provided, however, that, without the consent of the Company, WLR may assign its rights and obligations under this letter agreement to any of its affiliated entities.

In connection with all aspects of each transaction contemplated by this letter agreement, the Company acknowledges and agrees that:  (a) the Rights Offering and the transactions contemplated by this letter agreement are arm’s-length commercial transactions between the Company and WLR, (b) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby, (c) in connection with the Rights Offering contemplated hereby and the process leading to such transaction, WLR has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of the Company’s affiliates, stockholders, creditors or employees or any other party, and (d) WLR has no obligation to the Company or the Company’s affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter agreement.  To the fullest extent permitted by law the Company hereby waives and releases any claims that the Company may have against WLR with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this letter agreement.

Without the prior written consent of WLR, the Company shall not issue any press releases or otherwise make any public announcement with respect to this letter agreement, the Rights Offering and the transactions contemplated hereby and thereby, except as may be required by law.  Any such press release or public announcement shall be in form acceptable to WLR.  Prior to issuing any press release or otherwise making any public announcement with respect to this letter agreement, the Rights Offering and the transactions contemplated hereby and thereby, the Company shall provide WLR with a copy of such draft press release or public announcement for WLR’s review and shall not issue any press release or any public announcement that mentions WLR by name, without WLR’s consent.

This letter agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflict of law provisions thereof that could result in the applicability of the laws of any other jurisdiction.  Each party irrevocably submits to the jurisdiction of the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York (and appellate courts thereof), for the purposes of any suit, action or other proceeding arising out of this letter agreement or the transactions contemplated hereby.

This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between WLR or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other, with respect to the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed and delivered as of the date set forth above.

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name: William L. Boeing
Title: Vice President and General Counsel

WLR RECOVERY FUND IV XCO AIV I, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross Group, L.P.,
its Managing Member

By:	El Vedado, LLC,
its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.,
its Managing Member

WLR RECOVERY FUND IV XCO AIV II, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross Group, L.P.,
its Managing Member

By:	El Vedado, LLC,
its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.,
its Managing Member

WLR RECOVERY FUND IV XCO AIV III, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross Group, L.P.,
its Managing Member

By:	El Vedado, LLC,
its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.,
its Managing Member

WLR SELECT CO-INVESTMENT XCO AIV, L.P.

By:	WLR Select Associates LLC
its General Partner

By:	WL Ross Group, L.P.,
its Managing Member

By:	El Vedado, LLC,
its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.,
its Managing Member

WLR/GS MASTER CO-INVESTMENT XCO AIV, L.P.

By:	WLR Master Co-Investment GP, LLC
its General Partner

By:	WL Ross Group, L.P.,
its Managing Member

By:	El Vedado, LLC,
its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.,
its Managing Member

WLR IV PARALLEL ESC, L.P.

By:	INVESCO WLR IV ASSOCIATES LLC
its General Partner

By:	INVESCO Private Capital, Inc.
its Managing Member

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.
its Chief Executive Officer

[Signature Page to WLR Rights Offering Exercise Commitment Letter]